Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Susan M. Pietropaolo
Director, Corporate Communications
& Investor Relations
201-818-5537 (direct)
spietropaolo@alteon.com
ALAGEBRIUM DEMONSTRATES IMPORTANT CARDIAC BENEFITS IN DIASTOLIC DYSFUNCTION AND ENDOTHELIAL FUNCTION STUDIES
— PEDESTAL and Endothelial Function Data Presented at
the American Heart Association Scientific Sessions 2005 —
Parsippany, NJ, November 15, 2005 — Alteon Inc. (AMEX: ALT) announced today that data demonstrating the ability of its lead A.G.E. Crosslink Breaker alagebrium to improve overall cardiac function are being presented today at the American Heart Association Scientific Sessions in Dallas, TX, by two independent research teams. Data presented from the Phase 2a PEDESTAL trial in diastolic dysfunction demonstrated the ability of alagebrium to improve measures of diastolic function, including a significant reduction in left ventricular mass. A second Phase 2a study found the compound to significantly improve endothelial function. Both studies point to the importance of the continued development of alagebrium and A.G.E. Crosslink Breakers as a novel class of compounds that may help reduce cardiovascular risk.
The poster presentation “Improvements in Diastolic Function Among Patients with Advanced Systolic Heart Failure Utilizing Alagebrium, an Oral Advanced Glycation End-product Crosslink Breaker” describes the key findings from Alteon’s diastolic dysfunction trial, known as PEDESTAL (Patients with Impaired Ejection Fraction and Diastolic Dysfunction: Efficacy and Safety Trial of Alagebrium). Twenty-two patients were treated in an open-label two dose (35 mg and 210 mg bid) regiment and followed by echocardiography. The data revealed absolute improvements from a combined analysis of both dose groups in Doppler measures of diastolic function, including the early/late (E/A) atrial filling phase ratio (3.3+1.4vs. 2.6+1.4) (p=0.18), deceleration time (DT) (148 +33 vs. 188 +60), (p=0.04), isovolumetric relaxation time (IVRT) (88+11.9 vs. 113.1+31) (p=0.04) and concomitant reduction of left atrial pressure (25.0+8 vs. 19+8) (p=0.11). In addition, regression of left ventricular mass (g) (297+57 vs. 246. +51) (p=0.002) and left ventricular end-diastolic volume (ml) (297+57 vs. 246+51) was achieved.
Author Vinay Thohan, M.D., Assistant Professor of Medicine, Methodist DeBakey Heart Center, Houston, TX, concluded, “Alagebrium had important benefits among patients with systolic heart failure and diastolic dysfunction. These benefits included improved measures of diastolic function, hemodynamics and cardiac remodeling. Future investigations aimed at evaluating the expected clinical improvements are warranted.”
In the study, “Improved Flow-Mediated Arterial Vasodilation by Advanced Glycation Crosslink Breaker, Alagebrium Chloride (ALT-711), in Older Adults with Isolated Systolic Hypertension,” conducted at

Johns Hopkins University School of Medicine under grants from the National Heart, Lung and Blood Institute and the Society of Geriatric Cardiology, 13 adults with isolated systolic hypertension on stable antihypertensive therapy received a 2-week placebo run-in followed by 8 weeks of oral alagebrium (210 mg bid). Data measurements were taken after placebo run-in and after 8 weeks of therapy. Treatment with alagebrium reduced carotid augmentation index (AI), a measure of arterial stiffness, by 37% (0.3 + 0.04 to 0.2+0.05, p=0.007) and carotid augmented pressure from 16.4+10 to 9.6+9 mmHg (p<0.001), whereas pulse wave velocity (PWV) was unaltered. Thus, overall arterial stiffening, as reflected by AI, was markedly reduced by alagebrium therapy. Heart rate, brachial arterial pressures and brachial artery distensibility measures were unaltered by alagebrium therapy. However, alagebrium significantly improved flow-mediated dilation, a measure of endothelial function, by 102% (4.6+1.1% to 7.1+1.1%, p<0.05). Alagebrium therapy improved peripheral artery endothelial function, independent of changing local arterial distensibility, suggesting a new mechanism through which alagebrium may act on A.G.E.s which directly impair dynamic vascular function in addition to its apparent effect on A.G.E.s impacting the structural aspects of arteries.
Author Susan Zieman, M.D., Ph.D., Assistant Professor of Medicine, Johns Hopkins University, noted that “these data support two potentially separate and novel mechanisms for a vascular benefit that may help lower cardiovascular risk in older adults: a decrease in overall arterial stiffening and an improvement in endothelial function. This is particularly exciting as both arterial stiffness and endothelial dysfunction are risks for cardiovascular disease.”
About Alteon
Alteon is developing new classes of drugs that have shown the potential to reverse or slow down diseases of aging and complications of diabetes. These compounds appear to have an impact on a fundamental pathological process caused by the progressive formation of protein-carbohydrate complexes called Advanced Glycation End-products (A.G.E.s). The formation and crosslinking of A.G.E.s lead to a loss of flexibility and function in body tissues and organs and have been shown to be a causative factor in many age-related diseases and diabetic complications. Alteon has created a library of novel classes of compounds targeting the A.G.E. pathway. The Company is actively pursuing merger opportunities designed to diversify its product portfolio and to enhance its ability to raise future financing. For more on Alteon, please visit our website, www.alteon.com.
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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to (1) the ability to continue our clinical studies of alagebrium, including our ability to resume enrollment in our ED study and other studies, (2) the ability to obtain funding, (3) the risks inherent in our research and development efforts, including clinical trials and the length, expense and uncertainty of the process of seeking regulatory approvals for our product candidates, (4) the reliance on alagebrium, which is our only significant drug candidate, (5) uncertainties associated with obtaining and enforcing our patents and with the patent rights of others, (6) uncertainties regarding government healthcare reforms and product pricing and reimbursement levels, (7) technological change and competition, (8) manufacturing uncertainties, (9) dependence on collaborative partners and other third parties, and (10) our ability to execute a strategic transaction, such as a sale or merger of the Company, if we elect to do so, in a timely manner. Even if our product candidates appear promising at an early stage of development, they may not reach the market for numerous reasons. These reasons include the possibilities that the products will prove ineffective or unsafe during pre-clinical or clinical studies, will fail to receive necessary regulatory approvals, will be difficult to manufacture on a large scale, will be uneconomical to market or will be precluded from commercialization by proprietary rights of third parties. These risks and others are identified in Alteon’s filings with the Securities and Exchange Commission. The information contained herein is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.